  EXHIBIT 99.1

Idaho Strategic Provides Record Full-Year 2023 Top-line Numbers

Revenue Increase of 41.9% and a 32.7% Increase in Gold Production over 2022

COEUR D'ALENE, Idaho, January 18th, 2024 (ACCESSWIRE) – Idaho Strategic Resources (NYSE American: IDR) (“IDR” or the “Company”) is pleased to announce that 2023 was its best year in corporate history – continuing its track record of consistent revenue growth and operating results. Estimated top-line revenue for 2023 is $13.6 million resulting from over 8,100 ounces of gold production, which represents a 41.9% increase in revenue and a 32.7% increase in ounces produced over 2022.

Idaho Strategic President and CEO, John Swallow stated, “The 2023 results and year over year numbers speak for themselves. And with a good start to 2024 already underway, it is not difficult to see why we talk often about our team and company-wide dedication – the recognition is well-deserved. The record-setting results of 2023 and IDR’s track record of continued year over year growth belongs to our employees, families, shareholders, and those that have supported us along the way.”

At the Golden Chest Mine, IDR’s results were driven largely by focusing on the impressive H-Vein, improved mine scheduling, keeping costs in check, and increasing the number of active stopes. The Company also added a CAT AD30 to its fleet of mine equipment. The AD30 is a 30-tonne underground haul truck that complements the existing (and recently paid off) CAT AD22 underground haul truck.

Mr. Swallow concluded, “We have mentioned on occasion that there are subtleties that exist which are not easily seen in the numbers yet play an important role in the actual results. This is apparent in our gold mining and milling operations as well as with exploration and our rare earth projects. Every component of our ecosystem relies on those standing on either side, however one standout over the last couple years that deserves some additional recognition has been our shop. The relationship between the shop and the underground (and everyone else) is positive and almost seamless. Being responsible for the upkeep of mining equipment is akin to working on a car as it is going down the highway – and Steve and his guys are on it.”

About Idaho Strategic Resources, Inc.

Idaho Strategic Resources (IDR) is an Idaho-based gold producer which also owns the largest rare earth elements land package in the United States. The Company’s business plan was established in anticipation of today’s volatile geopolitical and macroeconomic environment. IDR finds itself in a unique position as the only publicly traded company with growing gold production and significant blue-sky potential for rare earth elements exploration and development in one Company.

Idaho Strategic Resources    •     201 N. 3rd Street    •      Coeur d’Alene, Idaho 83814

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For more information on Idaho Strategic Resources click here for our corporate presentation, go to www.idahostrategic.com or call:

Travis Swallow, Investor Relations & Corporate Development

Email: tswallow@idahostrategic.com

Phone: (208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Often, but not always, forward-looking information can be identified by forward-looking words such as “intends”, “potential”, “believe”, “plans”, “expects”, “may”, “goal’, “assume”, “estimate”, “anticipate”, and “will” or similar words suggesting future outcomes, or other expectations, beliefs, assumptions, intentions, or statements about future events or performance. Forward-looking information includes, but are not limited to, Idaho Strategic Resources targeted production rates and results, including those reported in this release; the expected market prices of gold, individual rare earth elements, and/or thorium, as well as the related costs, expenses and capital expenditures; the potential advancement of the Company’s projects; the potential for the financial numbers reported in this release to be materially different than the audited 2023 financial numbers reported in the Company’s annual filings later this year,; and the potential for IDR’s future results to be materially different than the Company’s current growth rate and positive trend. Forward-looking information is based on the opinions and estimates of Idaho Strategic Resources as of the date such information is provided and is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of IDR to be materially different from those expressed or implied by such forward-looking information. Investors are cautioned that the numbers reported in this press release are not audited financial numbers. Also, investors should note that IDR’s claim as the largest rare earth elements landholder in the U.S. is based on the Company’s internal review of publicly available information regarding the rare earth landholdings of select Companies within the U.S., which IDR is aware of. Investors are encouraged not to rely on IDR’s claim as the largest rare earth elements landholder in the U.S. while making investment decisions. The forward-looking statement information above, and those following are applicable to both this press release, as well as the links contained within this press release. With respect to the business of Idaho Strategic Resources, these risks and uncertainties include risks relating to widespread epidemics or pandemic outbreaks, if they occur, including our ability to access goods and supplies, the ability to transport our products and impacts on employee productivity, the risks in connection with the operations, cash flow and results of the Company relating to the unknown duration and impact of the COVID-19 pandemic; interpretations or reinterpretations of geologic information; the accuracy of historic estimates; unfavorable exploration results; inability to obtain permits required for future exploration, development or production; general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices; the ability to obtain necessary future financing on acceptable terms; the ability to operate the Company’s projects; and risks associated with the mining industry such as economic factors (including future commodity prices, and energy prices), ground conditions, failure of plant, equipment, processes and transportation services to operate as anticipated, environmental risks, government regulation, actual results of current exploration and production activities, possible variations in ore grade or recovery rates, permitting timelines, capital and construction expenditures, reclamation activities. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated, or intended. Readers are cautioned not to place undue reliance on such information. Additional information regarding the factors that may cause actual results to differ materially from this forward‐looking information is available in Idaho Strategic Resources filings with the SEC on EDGAR. IDR does not undertake any obligation to update publicly or otherwise revise any forward-looking information whether as a result of new information, future events or other such factors which affect this information, except as required by law.

Idaho Strategic Resources    •     201 N. 3rd Street    •      Coeur d’Alene, Idaho 83814

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